Exhibit 99.1

        Evans Systems, Inc. and Duke and Long Distributing Company, Inc.
                            Terminate Proposed Merger


Bay City, TX--April 16, 1999--Evans Systems, Inc. (NASDAQ: EVSI) today announced the termination of its proposed merger with Duke and Long Distributing Company, Inc. of Paducah, KY. The merger was terminated as a result of the parties inability to agree on certain terms of a definitive purchase agreement and complications in attempting to treat the transaction as a "pooling of interests" for accounting purposes.

J.L. Evans, Sr., Chairman and CEO of Evans Systems, Inc., stated "While we are very disappointed that this transaction will not be consummated, it was determined it would not be in the best economic interest of both our businesses and shareholders to proceed. During this process, however, we identified specific areas of cost savings, which will accelerate the restructuring of Evans Systems. Thus, we are positive that our original plans to rebuild our core businesses and form strategic alliances will be successful, which includes today's announced agreement with A-Free-Gift.com."

Evans Systems, Inc's. Key business segments include: 26 Convenience Stores outlets in south Texas; Petroleum Marketing, a distributor of petroleum products; and EDCO Environmental, Inc. which provides environmental soil remediation services.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Statements in this release that are not strictly historical are "forward looking" statements which are subject to risk and uncertainty. Investors are cautioned that all "forward-looking" statements contained herein may not be reasonable and assumptions could be inaccurate, and should not be construed, considered or assumed as guarantees. The inclusion of such information should not be regarded as a representation or guarantee, by the Company, or any other person, that the objectives and plans, stated herein, will be achieved. Unknown factors could cause actual results to differ as well as other risks detailed in the company's reports filed with the Securities and Exchange Commission, including its 10K and 10Q filings.



Contact:

Evans Systems, Inc.

J.L. "Jerry" Evans, Jr., 409/ 245-2424

or

Dresner Corporate Services, Inc.

Spencer Maus, 409/726-3200, ext. 205


                                       -5-